Exhibit 99.1

FOR IMMEDIATE RELEASE	NR15-11

DYNEGY ANNOUNCES 2015 FIRST QUARTER RESULTS,

AFFIRMS 2015 GUIDANCE

2015 First Quarter Financial Highlights:

•                  $85 million in consolidated Adjusted EBITDA for the 2015 first quarter, a decrease of $67 million compared to the 2014 first quarter.

•                  $2,106 million in consolidated liquidity, including $199 million at IPH as of March 31, 2015.

•                  $55 million in Cash Flow used in Operations through March 31, 2015.

•                  Affirmed full-year 2015 Adjusted EBITDA guidance range of $825 million to $1,025 million and Free Cash Flow guidance range of $100 to $300 million.

Operating and Commercial Highlights:

•                  Gas segment in-market availability was 99% and the equivalent availability factor for Coal and IPH segments was 91% and 90%, respectively.

•                  2015-2016 MISO planning year capacity auction cleared at $150 MW/day in Zone 4, with Dynegy clearing 553 MW of capacity.  Additional Dynegy capacity was self-scheduled in the auction to back the Company’s retail sales.

Recent Developments:

•                  On April 1, completed the acquisition of EquiPower Resources Corp. and Brayton Point Holdings, LLC from Energy Capital Partners for approximately $3.35 billion in cash plus $100 million in Dynegy common stock; allocated $100 million in excess cash to reduce equity issued at closing.

•                  On April 2, completed the acquisition of Duke Energy’s Midwest generation assets and retail business for approximately $2.8 billion in cash.

•                  Increased acquisition EBITDA synergies to $100 million from $40 million and balance sheet synergies increased to $375 million from $200 million.

HOUSTON (May 6, 2015) - Dynegy Inc. (NYSE: DYN) reported 2015 first quarter consolidated Adjusted EBITDA of $85 million, compared to $152 million for the 2014 first quarter. The $67 million decrease resulted from more moderate weather that contributed to lower realized power prices as well as the expiration of the ConEd contract at Independence. Operating loss was $40 million for the 2015 first quarter compared to an operating income of $1 million for the same period in 2014. The net loss attributable to Dynegy Inc. for the 2015 first quarter was $180 million, compared to $41 million for the 2014 first quarter.

“The completion of the EquiPower Resources Corp, Brayton Point Holdings, LLC, and Duke Energy’s Midwest commercial generation assets and retail business acquisitions has transformed the Company into one of the leading power producers. Dynegy is well positioned to capitalize on market conditions with our expanded footprint in the PJM and ISO-NE markets. As generating assets continue to be retired across our markets, capacity prices are increasingly signaling the need for investment. The recent MISO auction is an example of the rising value for existing supply,” said Dynegy President and Chief Executive Officer Robert C. Flexon. “Our guidance is on track to meet our 2015 post acquisition targets.”

First Quarter Comparative Results

	Quarter Ended March 31, 2015
	(in millions)
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$7	$22	$52	$(121)	$(40)
Plus / (Less):
Depreciation expense	10	8	45	1	64
Amortization expense	(1)	(1)	(2)	—	(4)
Other items, net	—	—	—	(5)	(5)
EBITDA (1)	16	29	95	(125)	15
Plus / (Less):
Acquisition and integration costs	—	—	—	90	90
Loss attributable to noncontrolling interest	—	1	—	—	1
Mark-to-market income, net	(7)	(11)	(13)	—	(31)
Change in fair value of common stock warrants	—	—	—	5	5
Other	1	3	—	1	5
Adjusted EBITDA (1)	$10	$22	$82	$(29)	$85

	Quarter Ended March 31, 2014
	(in millions)
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$9	$(16)	$34	$(26)	$1
Plus / (Less):
Depreciation expense	14	8	44	1	67
Amortization expense	(1)	(1)	18	—	16
Other items, net	—	—	—	(6)	(6)
EBITDA (1)	22	(9)	96	(31)	78
Plus / (Less):
Acquisition and integration costs	—	6	—	—	6
Income attributable to noncontrolling interest	—	(4)	—	—	(4)
Mark-to-market loss, net	19	34	8	—	61
Change in fair value of common stock warrants	—	—	—	6	6
Other	1	3	—	1	5
Adjusted EBITDA (1)	$42	$30	$104	$(24)	$152

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures and are used by management to evaluate Dynegy’s business on an ongoing basis. Please refer to Item 2.02 of Dynegy’s Form 8-K which is available on the Company’s website: www.dynegy.com and filed on May 6, 2015, for definitions, purposes and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented above. General and administrative expenses are not allocated to each segment and are included in the Other segment. Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

Segment Review of Results Quarter-over-Quarter

Coal - The 2015 first quarter operating income was $7 million, compared to operating income of $9 million for the same period in 2014. Adjusted EBITDA totaled $10 million during the 2015 first quarter compared to $42 million during the same period in 2014. The quarter-over-quarter decrease in Adjusted EBITDA is due to a decrease in realized power prices on the unhedged portion of the fleet and lower generation volumes caused partially by a February transmission outage that negatively impacted both on and off-peak economics.

IPH - The 2015 first quarter operating income was $22 million, compared to an operating loss of $16 million for the same period in 2014. Adjusted EBITDA totaled $22 million during the 2015 first quarter compared to $30 million during the same period in 2014. Quarter-over-quarter Adjusted EBITDA decreased due to lower market prices on the unhedged portion of the fleet and lower generation volumes.  This decrease was meaningfully offset, however, as retail sales were made at higher average prices, and capacity sales increased during the 2015 first quarter primarily associated with the segment’s cost-based contracts.

Gas - The 2015 first quarter operating income was $52 million, compared to an operating income of $34 million for the same period in 2014. Adjusted EBITDA totaled $82 million during the 2015 first quarter compared to $104 million during the same period in 2014. The quarter-over-quarter decrease in Adjusted EBITDA is primarily due to the expiration of the ConEd contract at Independence. Lower energy margins, primarily at Independence and Ontelaunee, were offset by higher capacity market revenue at Independence and Kendall.

Liquidity

As of March 31, 2015, Dynegy’s total available liquidity was $2.1 billion as reflected in the table below.

	March 31, 2015
(amounts in millions)	Dynegy Inc.	IPH (1) (2)	Total
Revolving Facilities and LC capacity (3)	$530	$25	$555
Less: Outstanding letters of credit	(183)	—	(183)
Revolving Facility and LC availability	347	25	372
Cash and cash equivalents	1,560	174	1,734
Total available liquidity (4) (5)	$1,907	$199	$2,106

(1)         Includes cash of $127 million related to Genco.

(2)         Due to the ring-fenced nature of IPH, cash at the IPH and Genco entities may not be moved out of these entities without meeting certain criteria.  However, cash at these entities is available to support current operations of these entities.

(3)         Includes: (i) a five-year $475 million senior secured revolving credit facility and a $55 million letter of credit facility at Dynegy Inc., and (ii) a two-year $25 million secured revolving credit facility at IPH.

(4)         On December 2, 2013, Dynegy and Illinois Power Resources, LLC entered into an intercompany revolving promissory note of $25 million. At March 31, 2015, there was $11 million outstanding on that note, which is not reflected in the table above.

(5)         After the close of the acquisitions, our total available liquidity was approximately $1.8 billion.

Consolidated Cash Flow

Cash used in operations for the 2015 first quarter was $55 million. During the period, our power generation business provided cash of $111 million. Corporate and other activities used cash of $99 million as the company paid $92 million on the Notes issued in 2014, $8 million in interest on its Credit Agreement and Senior Notes issued in 2013, $8 million in interest on the Genco Senior Notes, and $8 million in acquisition-related costs. Partially offsetting these costs was a $17 million cash inflow related to a receipt of escrow funds from Ponderosa Pine Energy, LLC. Changes in working capital and other expenses, including general and administrative costs, used an additional $67 million.

Cash used in investing activities totaled $40 million for the 2015 first quarter including $31 million in maintenance capital expenditures, $6 million in environmental capital expenditures and $3 million in capitalized interest.

Cash used in financing activities during the 2015 first quarter was $41 million, which includes debt obligation payments of $25 million and $7 million paid in preferred stock dividends.

PRIDE

In 2013, Dynegy launched the PRIDE (Producing Results through Innovation by Dynegy Employees) program with a three-year target (2014-2016) of $135 million in operating improvements and $165 million in balance sheet efficiencies. Due to the success of the program, Dynegy is projected to achieve its three-year targets by the end of 2015 — a full year ahead of schedule.

The newly acquired EquiPower and Duke Midwest generation and retail assets will be added to the PRIDE program and new consolidated targets for 2016 will be set. The overall goal of the PRIDE program continues to be improving operating performance, cost structure and balance sheet efficiency to drive incremental cash flow benefits.

2015 Guidance

Dynegy’s full-year 2015 Adjusted EBITDA and Free Cash Flow guidance ranges remain unchanged at $825 million to $1,025 million and $100 to 300 million, respectively.

Transactions Update

On April 1, 2015, Dynegy announced an increased synergy expectation from the acquisitions of $100 million from the initial figure of $40 million. Balance sheet synergies have increased from $200 million to $375 million.

Investor Conference Call/Webcast

Dynegy’s earnings presentation and management comments on the earnings presentation will be available on the “Investor Relations” section of www.dynegy.com later today. Dynegy will answer questions about its 2015 first quarter financial results during an investor conference call and webcast tomorrow, May 7, 2015 at 9 a.m. ET/8 a.m. CT. Participants may access the webcast from the Company’s website.

About Dynegy

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s transformation as a leading power producer; its position to capitalize on market conditions; beliefs regarding capacity prices and the recent MISO auction; expectations regarding Dynegy’s 2015 post acquisition targets; execution of its PRIDE reloaded target in balance sheet and operating improvements by year-end 2015, including improving operating performance, cost structure and the balance sheet efficiency to drive cash flow benefits; anticipated earnings and cash flows and Dynegy’s 2015 Adjusted EBITDA and Free Cash Flow guidance. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings guidance. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and

Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2014 Form 10-K and subsequent Form 10-Qs. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions about weather and general economic conditions;(ii) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the timing of a recovery in natural gas prices, if any; (iii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale and retail markets, including the anticipation of plant retirements and higher market pricing over the longer term; (iv) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (v) the effects of, or changes to, MISO, PJM, CAISO, NYISO or ISO-NE power and capacity procurement processes; (vi) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts and other laws and regulations to which we are, or could become, subject; (vii) beliefs about the outcome of legal, administrative, legislative and regulatory matters; (viii) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (ix) our focus on safety and our ability to efficiently operate our assets so as to capture revenue generating opportunities and operating margins; (x) Dynegy’s ability to mitigate forced outage risk as it becomes subject to proposed capacity performance in PJM and new performance incentives in ISO-NE; (xi) Dynegy’s ability to optimize its assets through targeted investment in cost effective technology enhancements; (xii) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage Dynegy’s exposure to energy price volatility; (xiii) efforts to secure retail sales and the ability to grow the retail business; (xiv) efforts to identify opportunities to reduce congestion and improve busbar power prices; (xv) ability to mitigate impacts associated with expiring RMR and/or capacity contracts; (xvi) expectations regarding our compliance with the Credit Agreement, including collateral demands, interest expense, any applicable financial ratios and other payments; (xvii) expectations regarding performance standards and capital and maintenance expenditures; (xviii) the timing and anticipated benefits to be achieved through our company-wide improvement programs, including our PRIDE initiative; (xix) expectations regarding the synergies and anticipated benefits of the Duke Midwest, EquiPower and Brayton Point transactions; (xx) beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the South Bay and Vermilion facilities; and (xxi) beliefs regarding redevelopment efforts for the Morro Bay facility.

Dynegy Inc. Contacts: Media: Micah Hirschfield, 713.767.5800; Analysts: 713.507.6466

DYNEGY INC.

REPORTED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2015	2014
Revenues	$632	$762
Cost of sales, excluding depreciation expense	(377)	(552)
Gross margin	255	210
Operating and maintenance expense	(111)	(110)
Depreciation expense	(64)	(67)
General and administrative expense	(30)	(26)
Acquisition and integration costs	(90)	(6)
Operating income (loss)	(40)	1
Interest expense	(136)	(30)
Other income and expense, net	(5)	(6)
Loss before income taxes	(181)	(35)
Income tax expense	—	(2)
Net loss	(181)	(37)
Less: Net income (loss) attributable to noncontrolling interest	(1)	4
Net loss attributable to Dynegy Inc.	(180)	(41)
Less: Dividends on preferred stock	5	—
Net loss attributable to Dynegy Inc. common stockholders	$(185)	$(41)

Loss Per Share:
Basic and diluted loss per share attributable to Dynegy Inc. common stockholders (1)	$(1.49)	$(0.41)

Basic and diluted shares outstanding	124	100

(1)         The basic and diluted loss per share from continuing operations attributable to Dynegy Inc. is presented below:

Loss from continuing operations	$(181)	$(37)
Less: Net income (loss) attributable to noncontrolling interest	(1)	4
Loss from continuing operations attributable to Dynegy Inc.	(180)	(41)
Less: Dividends on preferred stock	5	—
Loss from continuing operations attributable to Dynegy Inc. common stockholders	$(185)	$(41)

Basic and diluted weighted-average shares (2)	124	100

Basic and diluted loss per share from continuing operations attributable to Dynegy Inc. common stockholders (2)	$(1.49)	$(0.41)

(2)         Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts.  Accordingly, we utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended March 31, 2015 and 2014.

DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our Adjusted EBITDA by segment for the three months ended March 31, 2015:

	Three Months Ended March 31, 2015
	Coal	IPH	Gas	Other	Total
Net loss attributable to Dynegy Inc.					$(180)
Plus / (Less):
Loss attributable to noncontrolling interest					(1)
Interest expense					136
Depreciation expense					64
Amortization expense					(4)
EBITDA (1)	$16	$29	$95	$(125)	$15
Acquisition and integration costs	—	—	—	90	90
Loss attributable to noncontrolling interest	—	1	—	—	1
Mark-to-market income, net	(7)	(11)	(13)	—	(31)
Change in fair value of common stock warrants	—	—	—	5	5
Other	1	3	—	1	5
Adjusted EBITDA (1)	$10	$22	$82	$(29)	$85

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 6, 2015, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Three Months Ended March 31, 2015
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$7	$22	$52	$(121)	$(40)
Depreciation expense	10	8	45	1	64
Amortization expense	(1)	(1)	(2)	—	(4)
Other items, net	—	—	—	(5)	(5)
EBITDA	$16	$29	$95	$(125)	$15

DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2014

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our Adjusted EBITDA by segment for the three months ended March 31, 2014:

	Three Months Ended March 31, 2014
	Coal	IPH	Gas	Other	Total
Net loss attributable to Dynegy Inc.					$(41)
Plus / (Less):
Income attributable to noncontrolling interest					4
Income tax expense					2
Interest expense					30
Depreciation expense					67
Amortization expense					16
EBITDA (1)	$22	$(9)	$96	$(31)	$78
Plus / (Less):
Acquisition and integration costs	—	6	—	—	6
Income attributable to noncontrolling interest	—	(4)	—	—	(4)
Mark-to-market loss, net	19	34	8	—	61
Change in fair value of common stock warrants	—	—	—	6	6
Other	1	3	—	1	5
Adjusted EBITDA (1)	$42	$30	$104	$(24)	$152

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 6, 2015, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Three Months Ended March 31, 2014
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$9	$(16)	$34	$(26)	$1
Depreciation expense	14	8	44	1	67
Amortization expense	(1)	(1)	18	—	16
Other items, net	—	—	—	(6)	(6)
EBITDA	$22	$(9)	$96	$(31)	$78

DYNEGY INC.

OPERATING DATA

The following table provides summary financial data regarding our Coal, IPH and Gas segment results of operations for the three months ended March 31, 2015 and 2014, respectively.

	Three Months Ended March 31,
	2015	2014
Coal
Million Megawatt Hours Generated	4.8	5.3
IMA for Coal-Fired Facilities (1)	91%	88%
Average Capacity Factor for Coal-Fired Facilities (2)	74%	82%
Average Quoted Market Power Prices ($/MWh) (3):
On-Peak: Indiana (Indy Hub)	$39.27	$71.36
Off-Peak: Indiana (Indy Hub)	$28.97	$43.10

IPH
Million Megawatt Hours Generated	5.5	6.7
IMA for IPH Facilities (1)	93%	90%
Average Capacity Factor for IPH Facilities (2)	60%	73%
Average Quoted Market Power Prices ($/MWh) (3):
On-Peak: Indiana (Indy Hub)	$39.27	$71.36
Off-Peak: Indiana (Indy Hub)	$28.97	$43.10

Gas
Million Megawatt Hours Generated (4)	5.0	4.5
IMA for Combined Cycle Facilities (1)	99%	99%
Average Capacity Factor for Combined Cycle Facilities (2)	53%	47%
Average Market On-Peak Spark Spreads ($/MWh) (5):
Commonwealth Edison (NI Hub)	$17.68	$13.05
PJM West	$17.55	$32.30
North of Path 15 (NP 15)	$11.82	$16.48
New York—Zone A	$39.80	$73.97
Mass Hub	$14.92	$28.47
Average Market Off-Peak Spark Spreads ($/MWh) (5):
Commonwealth Edison (NI Hub)	$4.71	$(25.25)
PJM West	$0.98	$(12.38)
North of Path 15 (NP 15)	$6.14	$8.05
New York—Zone A	$25.32	$33.91
Mass Hub	$(4.84)	$(19.20)
Average natural gas price—Henry Hub ($/MMBtu) (6)	$2.87	$5.08

(1)         IMA is an internal measurement calculation that reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.  This calculation excludes certain events outside of management control such as weather related issues.

(2)         Reflects actual production as a percentage of available capacity.

(3)         Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices we realized.

(4)         The three months ended March 31, 2014 includes our ownership percentage in the MWh generated by our investment in the Black Mountain power generation facility which was subsequently sold on June 27, 2014.

(5)         Reflects the simple average of the on- and off-peak spark spreads available to a 7.0 MMBtu/MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas at a daily cash market price and does not reflect spark spreads available to us.

(6)         Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by us.

DYNEGY INC.

UPDATED 2015 ADJUSTED EBITDA AND FREE CASH FLOW GUIDANCE

(UNAUDITED) (IN MILLIONS)

Dynegy has not completed its purchase price allocation or determined the estimated useful lives of the assets to be acquired.  The 2015 updated guidance below was prepared using reasonable efforts and based on currently available information assuming the following: (a) the transactions will close on April 1, 2015, (b) February 10, 2015 price curves, (c) all of the purchase price is allocated to working capital; property, plant and equipment; and the elimination of historical goodwill; and (d) property, plant and equipment is depreciated over an average useful life of 25 years.

The following table provides summary financial data regarding our updated 2015 Adjusted EBITDA guidance:

	Dynegy Consolidated
	Low	High
Net loss attributable to Dynegy Inc.	$(230)	$(50)
Plus / (Less):
Interest expense	535	535
Operating Income	$305	$485
Depreciation expense	420	440
Amortization expense	(10)	(20)
EBITDA (1)	715	905
Plus / (Less):
Transaction fees and expenses	80	85
Integration costs	30	35
Adjusted EBITDA (1)	$825	$1,025

The following table provides summary financial data regarding our updated 2015 Free Cash Flow guidance:

	Dynegy Consolidated
	Low	High
Adjusted EBITDA (1)	$825	$1,025
Cash interest payments	(517)	(517)
Transaction fees and expenses (2)	(105)	(110)
Integration costs	(30)	(35)
Other non-cash and working capital items	(15)	(15)
Cash Flow from Operations	158	348
Maintenance capital expenditures	(240)	(240)
Environmental capital expenditures	(45)	(45)
Transaction fees and expenses (2)	105	110
Integration costs	30	35
Acquisition interest (3)	92	92
Free Cash Flow	$100	$300

(1)         EBITDA, Adjusted EBITDA and Free Cash Flow are non-GAAP measures.

(2)         Consists of nonrecurring transaction costs including a commitment fee on the Bridge Loan Facilities, legal and advisory fees related to the acquisitions, a fee for executing the $950M million Revolver and syndication fees associated with the issuance of the $5.1 billion Notes and Common Stock and Mandatory Convertible Preferred Stock Offerings.

(3)         Reflects $92 million of interest on $5.1 billion Notes for the period prior to the close of the acquisitions (January-March).

ILLINOIS POWER HOLDINGS (IPH)

UPDATED 2015 ADJUSTED EBITDA GUIDANCE

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our updated IPH 2015 Adjusted EBITDA guidance:

Operating Income	$65
Depreciation expense	36
Amortization expense	(6)
EBITDA (1)	95
Plus / (Less):
Acquisition and integration costs	5
Adjusted EBITDA (1)	$100

(1)         EBITDA and Adjusted EBITDA are non-GAAP measures. Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating Income (Loss) as the most directly comparable GAAP measure.